UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2021

Landos Biopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39971	81-5085535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Kraft Drive, Suite 216 Blacksburg, Virginia	24060
(Address of Principal Executive Offices)	(Zip Code)

(540) 218-2232

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	LABP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Tim M. Mayleben

In connection with his appointment as the interim Chief Executive Officer of Landos Biopharma, Inc. (the “Company”), Mr. Mayleben and the Company entered into an employment agreement, effective as of December 17, 2021 (the “CEO Employment Agreement”).

Under the terms of the CEO Employment Agreement, Mr. Mayleben is entitled to receive an annual base salary of $502,500 and an annual performance bonus based upon the board of directors (the “Board”) of the Company’s assessment of Mr. Mayleben’s and the Company’s attainment of goals as set by the Board in its sole discretion. In accordance with the agreement, Mr. Mayleben was granted an option to purchase 253,485 shares of common stock with an exercise price equal to the closing price of the Company’s common stock on December 17, 2021 under the Company’s 2019 Equity Incentive Plan (the “Plan”). The shares subject to the option will vest in 9 equal monthly installments, subject to Mr. Mayleben’s continued service. If Mr. Mayleben’s employment with the Company is terminated prior to February 15, 2022 in connection with the employment of a regular Chief Executive Officer approved by the Board, then 190,113 of the unvested options will become fully vested on the termination date and the remaining shares will be forfeited. If Mr. Mayleben’s employment with the Company is terminated on or after February 15, 2022 in connection with the employment of a regular Chief Executive Officer approved by the Board, then all option shares will become fully vested on the termination date. Pursuant to his agreement, Mr. Mayleben also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with the Company.

Pursuant to the terms of the CEO Employment Agreement, Mr. Mayleben’s employment is at will and may be terminated at any time by the Company or Mr. Mayleben.

The foregoing description of the CEO Employment Agreement is not complete and is qualified in its entirety by reference to the CEO Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2021.

Employment Agreement with Patricia L. Bitar

In connection with her appointment as the interim Chief Financial Officer of the Company, Ms. Bitar and the Company entered into an employment agreement, effective as of December 17, 2021 (the “CFO Employment Agreement”).

Under the terms of the CFO Employment Agreement, Ms. Bitar is entitled to receive an annual base salary of $425,000 and an annual performance bonus based upon the Board’s assessment of Ms. Bitar’s and the Company’s attainment of goals as set by the Board in its sole discretion. In accordance with the agreement, Ms. Bitar was granted an option to purchase 87,513 shares of common stock with an exercise price equal to the closing price of the Company’s common stock on December 17, 2021 under Plan. The shares subject to the option will vest in 6 equal monthly installments, subject to Ms. Bitar’s continued service. If Ms. Bitar’s employment with the Company is terminated prior to February 15, 2022 in connection with the employment of a regular Chief Financial Officer approved by the Board, then 58,341 of the unvested options will become fully vested on the termination date and the remaining shares will be forfeited. If Ms. Bitar’s employment with the Company is terminated on or after February 15, 2022 in connection with the employment of a regular Chief Financial Officer approved by the Board, then all option shares will become fully vested on the termination date. Pursuant to her agreement, Ms. Bitar also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with the Company.

Pursuant to the terms of the CFO Employment Agreement, Ms. Bitar’s employment is at will and may be terminated at any time by the Company or Ms. Bitar.

The foregoing description of the CFO Employment Agreement is not complete and is qualified in its entirety by reference to the CFO Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landos Biopharma, Inc.

Dated: December 21, 2021	By:	/s/ Tim M. Mayleben
Tim M. Mayleben
President and Chief Executive Officer